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                                                                     Exhibit 2.3

                              COVENANT AGREEMENT
                              ------------------

     Covenant Agreement (this "Agreement") dated as of August 16, 2001, between Charming Shoppes, Inc., a Pennsylvania corporation ("CSI") and The Limited, Inc., a Delaware corporation ("TLI").

                            Background of Agreement
                            -----------------------

     CSI and TLI have entered into the Purchase Agreement. Upon closing under the Purchase Agreement, Lane Bryant, Inc., a Delaware corporation ("Lane Bryant"), will become an indirect, wholly-owned Subsidiary of CSI. TLI has previously executed the Lease Guarantees with respect to the Guaranteed Leases, and CSI has agreed to the Guarantee Reimbursement Obligation. CSI and TLI are entering into this Agreement to set forth certain of their understandings and covenants with respect to the Guarantee Reimbursement Obligation, the Guaranteed Leases and the Sublease.

     NOW, THEREFORE, the parties hereto agree as follows:

1.        Limitation on Debt Incurrence.  CSI will not, and will not permit its
          -----------------------------
Subsidiaries to, incur any Debt if, after giving effect to its incurrence and, if applicable, the substantially concurrent use of proceeds thereof to reduce other Debt, the aggregate consolidated Debt of CSI and its Subsidiaries, plus, without duplication, the consolidated Aggregate Annual Rental Payments of CSI and its Subsidiaries, would exceed 450% of the consolidated stockholders' equity of CSI except that CSI and its Subsidiaries may, without regard to the foregoing limitation, incur:

     1.1 Debt from time to time incurred in connection with any Debt facility to which CSI or any of its Subsidiaries is a party existing on the date of the Purchase Agreement, as any such facility may be amended, modified, restated, supplemented and extended, provided that, if the amount that can be borrowed under any such Debt facility is increased after the date of the Purchase Agreement, the amount of such increase that may be incurred under this
Section 1.1 shall not exceed the amount that, at the date of such amendment, modification, restatement or supplement providing for such increase, could have been incurred under the limitation set forth in this Section 1;

     1.2 Debt from time to time incurred in connection with the New Credit Facility, as such facility may be amended, modified, restated, supplemented or extended, provided that, if the amount that can be borrowed under such facility is hereafter increased to more than $375,000,000, the amount of such increase that may be incurred under this Section 1.2 shall not exceed the amount that, at the date of the amendment, modification, restatement or supplement providing for such increase, could have been incurred under the limitation set forth in this
Section 1;
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     1.3       Debt from time to time incurred under any Debt facility not referred to in Section 1.1, 1.2 or 1.4, as any such Debt facility may be amended, modified, restated, supplemented and extended, provided that (x) only such amount of Debt may be incurred under this Section 1.3 as, at the date of execution of such Debt facility, could have been incurred under the limitations set forth in this Section 1 and (y) if the amount that can be borrowed under any such Debt facility is thereafter increased, the amount of the increase that may be incurred under this Section 1.3 shall not exceed the amount that, at the date of the amendment, modification, restatement or supplement providing for such increase, could have been incurred under the limitation set forth in this
Section 1;

     1.4 Debt from time to time incurred under any Debt facility which replaces or refinances (in whole or in part) any of the facilities referred to in Sections 1.1, 1.2 or 1.3 provided that (x) only the amount that could have been incurred under the replaced or refinanced Debt facility may be incurred under the replacement or refinancing facility and (y) if the amount that can be borrowed under any such Debt facility is thereafter increased, the amount of the increase that may be incurred under this Section 1.4 shall not exceed the amount that, at date of the amendment, modification, restatement or supplement providing for such increase, could have been incurred under the limitation set forth in this Section 1; and

     1.5 Debt not otherwise permitted hereunder which shall not at any time exceed $5,000,000 in the aggregate.

In making determinations with respect to the amount of the increases that can be incurred under any one of Sections 1.1, 1.2, 1.3 and 1.4 under facilities referred to therein and in determining the amount of Debt that can be incurred under clause (x) of Section 1.3, it shall be assumed that all Debt is then outstanding which, at the date of determination, is available for borrowing under any facility referred to in any other of such Sections, without regard to any financial covenants or borrowing base or similar limitations contained therein.

2.        Restriction on Shareholder Payments. CSI shall not, and shall not
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permit any of its Subsidiaries to, make any distribution of cash or property on account of any shares of capital stock of CSI or purchase, redeem or acquire any shares of capital stock of CSI for cash or property if, after giving effect thereto, the aggregate amount of cash or property so distributed or paid after the date of the Purchase Agreement would exceed the consolidated net income of CSI earned subsequent to the date of the Purchase Agreement, provided that this
Section 2 shall not prevent the payment of any dividend or the purchase of any stock within 60 days of the declaration of the dividend or the agreement to acquire the stock if, at the time of such declaration or agreement, the dividend or purchase would have been permissible hereunder.

3.        Termination of Covenants. The covenants in Sections 1 and 2 shall
          ------------------------
terminate upon the earliest to occur of any of the following:

     3.1 The date that the total amount of the Projected Guaranteed Rental Payments is less than $40,000,000;

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     3.2       The date that, in connection with an Acquisition of CSI, an
Investment Grade Company or Special Investment Grade Company either (x) assumes in a writing reasonably acceptable to TLI the obligations of CSI with respect to the Guarantee Reimbursement Obligation and the obligations of the sublessee under the Sublease or (y) succeeds by merger or consolidation to the Guarantee Reimbursement Obligation and assumes thereby (or otherwise) the obligations of the sublessee under the Sublease, provided that, unless the successor or assuming party is a Special Investment Grade Company on the date of, and after giving effect to, the closing of the Acquisition, such covenants shall be reinstated prospectively until otherwise terminated if the Investment Grade Company shall cease to be an Investment Grade Company; or

     3.3 A letter of credit in form and substance reasonably satisfactory to TLI, naming TLI as the beneficiary, shall have been issued by an Acceptable Financial Institution in a face amount at least equal to the then present value (using a discount factor of the then current seven year Treasury Rate plus 1.50%) of the minimum rental payments scheduled to be paid under the Sublease.

Upon written request by CSI following any of the foregoing events, TLI shall confirm in writing that the covenants in Sections 1 and 2 of this Agreement have terminated, subject to reinstatement to the extent provided in Section 3.2. The termination of the covenants in Sections 1 and 2 of this Agreement shall not affect the liability of CSI with respect to the Guarantee Reimbursement Obligation.

4.        Full and Partial Termination of the Sublease.
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     4.1       The Sublease shall terminate from time to time with respect to one or more Guaranteed Leases, if the prime lessor of the premises subject thereto shall have relieved TLI of its obligations under the applicable prime lease and any guarantee of any obligations thereunder pursuant to a written agreement reasonably acceptable to TLI in which event TLI shall take all steps reasonably requested by Lane Bryant (other than the payment of any amount or the incurrence of any obligation), subject to the consent of the applicable prime lessor, to reassign the prime lease to Lane Bryant or otherwise to reinstate Lane Bryant as the prime lessee with respect to such Guaranteed Lease or Leases.

     4.2 If Lane Bryant shall have caused there be delivered to TLI a letter of credit referencing a Guaranteed Lease or Leases, in form and substance reasonably satisfactory to TLI, naming TLI as beneficiary, and issued by an Acceptable Financial Institution in a face amount equal to the then present value (using a discount factor of the then current seven year Treasury Rate plus 1.50%) of the Projected Guaranteed Rental Payments with respect to the designated Guaranteed Lease or Leases, then TLI shall take any actions reasonably requested by Lane Bryant (other than the payment of any amount or the incurrence of any obligation) to secure for Lane Bryant the benefits, subject to the obligations, of the prime lease related thereto (other than rights or options to extend the term thereof unless TLI and its subsidiaries shall have no obligation in respect of any such extension pursuant to the prime lease or any guarantee thereof).

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5.        Defined Terms. As used in this Agreement, the following terms shall
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have the meanings set forth below:

     "Acceptable Financial Institution" means (x) a commercial bank organized under the laws of the United States, or any state thereof, having (i) a combined capital and surplus equal to at least $250,000,000 and (ii) senior unsecured, non-credit enhanced, long-term indebtedness for borrowed money outstanding which is rated A+ or higher by Standard & Poor's Rating Services (or any successor thereto reasonably acceptable to TLI) or A1 or higher by Moody's Investors Service, Inc. (or any successor thereto reasonably acceptable to TLI), provided that, if a debt rating is issued by each of Standard & Poor's Rating Services and Moody's Investors Service, Inc., then the lower of such debt ratings shall apply and (y) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or under the laws of a political subdivision of any such country, and having (i) combined capital and surplus equal to at least $250,000,000 and (ii) senior unsecured, non-credit enhanced, long-term indebtedness for borrowed money outstanding which is rated A+ or higher by Standard & Poor's Rating Services (or any successor thereto reasonably acceptable to TLI) or A1 or higher by Moody's Investors Service, Inc. (or any successor thereto reasonably acceptable to TLI), provided that, if a debt rating is issued by each of Standard & Poor's Rating Services and Moody's Investors Service, Inc., then the lower of such debt ratings shall apply, so long as such bank is acting through a branch or agency located in the United States.

     "Acquisition" means any transaction resulting in a Change of Control of CSI.

     "Aggregate Annual Rental Payments" means, as to any Person, the product of six and the Annual Rental Payments.

     "Annual Rental Payments" means, as to any Person or Persons, the minimum rental payments (determined in accordance with GAAP) of such Person or Persons for the fiscal year of such Person or Persons ended immediately prior to the determination thereof which shall be adjusted on a pro forma basis (based on days elapsed) to reflect acquisitions and divestitures during such period.

     "Change of Control" means any merger, consolidation or other business combination approved by the Board of Directors of CSI with any Person after giving effect to which the shareholders of CSI immediately prior to such transaction do not own at least 50% of the Total Voting Power of the surviving party to such transaction.

     "Debt" of any Person means, at any date, without duplication and determined on a consolidated basis, (i) all obligations of such Person for borrowed money,
(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts theretofore paid under a

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letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, but if such Debt is not otherwise an obligation of such Person, the amount of such Debt to be included for such Person pursuant to this clause (vi) shall be the lesser of (A) the aggregate principal balance of such Debt and (B) the fair market value of the assets subject to such Lien, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt only in the amount equal to the lesser of (A) such other Person's Debt Guaranteed thereby and (B) the maximum amount payable by such Person pursuant to such Guarantee); provided, that, for the sake of
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clarification, a Guarantee by such Person of trade accounts payable of a
Subsidiary of such Person arising in the ordinary course of the business of such Subsidiary shall not constitute Debt under this clause (vii).

     "GAAP" means United States generally accepted accounting principles.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts theretofore drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranteed Lease" means a lease of Lane Bryant with respect to which a Lease Guarantee is in effect.

     "Guarantee Reimbursement Obligation" means the payment and reimbursement obligation of CSI set forth in Section 6.05(b) of the Purchase Agreement.

     "Houston Lease" means the prime lease for store #915 located in Houston, Texas.

     "Investment Grade Company" means a Person that has senior unsecured, non-credit enhanced, long-term indebtedness for borrowed money outstanding which is rated BBB- or higher by Standard & Poor's Rating Services (or any successor thereto reasonably acceptable to CSI and TLI) or Baa3 or higher by Moody's Investors Service, Inc. (or any successor thereto reasonably acceptable to CSI and TLI), provided that, if a debt rating is issued by each of Standard & Poor's Rating Services and Moody's Investors Service, Inc., then the lower of such debt ratings shall apply.

     "Lease Guarantee" means a written guarantee by TLI of a Lane Bryant lease which has been set forth on Appendix 6.05 to the Purchase Agreement.

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     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset.

     "New Credit Facility" means the Loan and Security Agreement, dated August 16, 2001, under which CSI is a borrower and Congress Financial Corporation is the administrative agent.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Projected Guaranteed Rental Payments" means, on any date, the total of the minimum rental payments (determined in accordance with GAAP) scheduled to be paid under the Guaranteed Leases from and after the date of determination thereof assuming no extension of any Guaranteed Lease other than the three year extension of the Houston Lease until 2005 pursuant to the extension option contained in the Houston Lease.

     "Purchase Agreement" means the Stock Purchase Agreement, dated as of July 9, 2001, to which CSI and TLI are parties.

     "Special Investment Grade" means a Person that has senior unsecured, non-credit enhanced, long-term indebtedness for borrowed money outstanding which is rated BBB+ or higher by Standard & Poor's Rating Services (or any successor thereto reasonably acceptable to CSI and TLI) or Baa1 or higher by Moody's Investors Service, Inc. (or any successor thereto reasonably acceptable to CSI and TLI), provided that, if a debt rating is issued by each of Standard & Poor's Rating Services and Moody's Investors Service, Inc., then the lower of such debt ratings shall apply.

     "Sublease" means the sublease relating to the Guaranteed Leases between Lane Bryant and TLI, the form of which is attached as Exhibit A hereto.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by CSI.

     "Total Voting Power" with respect to any Person means the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

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6.        Miscellaneous.
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     6.1       All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

               if to CSI, to:

                         Charming Shoppes, Inc.
                         450 Winks Lane
                         Bensalem, PA 19020
                         Attention: Colin D. Stern, General Counsel
                         Fax: (215) 638-6648

                         with a copy (which shall not constitute notice) to:

                         Drinker Biddle & Reath LLP
                         One Logan Square
                         18th and Cherry Streets
                         Philadelphia, PA 19103
                         Attention: Howard A. Blum
                         Fax: (215) 988-2757

               if to TLI, to:

                         The Limited, Inc.
                         Three Limited Parkway
                         Columbus, OH 43230
                         Attention: Samuel P. Fried
                         Fax: (614) 415-7188

                         with a copy (which shall not constitute notice) to:

                         Davis Polk & Wardwell
                         450 Lexington Avenue
                         New York, NY 10017
                         Attention: David L. Caplan
                         Fax: (212) 450-4800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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     6.2       All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.

     6.3 (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     6.4 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the rights and obligations of TLI may not be assigned without the consent of CSI.

     6.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state.

     6.6 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart thereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and Lane Bryant any rights or remedies hereunder.

     6.7 This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, covenant, condition or warranty not set forth herein has been made or relied upon by any party hereto.

     6.8 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to "$" or "dollars" shall be to United States dollars and all references to "months" shall be to calendar months unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, all financial determinations and calculations shall be made in accordance with GAAP.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        CHARMING SHOPPES, INC.


                                        By: /s/ Eric M. Specter
                                            -----------------------------
                                        Name:  Eric M. Specter
                                        Title: Executive Vice President


                                        THE LIMITED, INC.


                                        By: /s/ Timothy J. Faber
                                            -----------------------------
                                        Name:  Timothy J. Faber
                                        Title: Vice President-Treasury,
                                               Mergers and Acquisitions

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